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                                                                    Exhibit 99.9

                          SUBSCRIPTION AGENT AGREEMENT

                                ________ __, 2004




American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038


Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, CD&L, Inc. (the Company), hereby confirms its arrangements with you as follows:

1. RIGHTS OFFERING - The Company is offering (the "Rights Offering") to the holders of shares of its Common Stock, par value $.001 per share ("Common Stock"), on ____________, 2004 (the "Record Date"), as well as the holders as of the Record Date of rights to acquire Common Stock as listed on Exhibit A hereto, the right ("Rights") to subscribe for shares of Common Stock. Except as set forth under Paragraphs 8 and 9 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on _______________, 2004 or such later date of which the Company notifies you orally and confirms in writing (the "Expiration Date"). The Company will issue 0.25 of a Right for each share of Common Stock either outstanding on the Record Date or issuable upon the conversion or exercise of certain of the Company's other outstanding securities as of the Record Date. The exercise of one whole Right and payment in full of the subscription price of $1.016 per share (the "Subscription Price") are required to subscribe for one share of Common Stock. Rights are evidenced by non-transferable subscription rights certificates in registered form ("Subscription Certificates"). Each holder of Subscription Certificate(s) who exercises the holder's right to subscribe for all shares of Common Stock that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the "Basic Subscription Privilege") will have the right to subscribe for such number of additional shares of Common Stock, if any, available as a result of any unexercised Rights, which number of additional shares shall not exceed one times the holder's Basic Subscription Privilege (such additional subscription right being referred to hereafter as the "Oversubscription Privilege"). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company's Prospectus dated _______________, 2004 (the "Prospectus"), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

         The Company shall not issue fractions of Rights nor shall you distribute Subscription Certificates which evidence fractional Rights. The aggregate number of Rights issued to each holder will be rounded up to the nearest whole number. All questions as to the validity and eligibility of any rounding of fractional Rights shall be determined by the Company in its sole discretion, and its determination shall be final and binding. The Company shall not issue fractional shares of Common Stock to exercising holders upon exercise of Rights.

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2.       APPOINTMENT OF SUBSCRIPTION AGENT - You are hereby appointed as
         Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this Subscription Agent Agreement (this "Agreement") is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3. DELIVERY OF DOCUMENTS - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

         (a)   a copy of the Prospectus;

         (b)   the form of Subscription Certificate (with instructions);

         (c)   Notice of Guaranteed Delivery;

         (d)   a form of Letter to Record Holders;

         (e)   a form of Letter to Brokers;

         (f)   a form of Letter to Clients;

         (g)   a Substitute Form W-9;

         (h)   a Beneficial Owner Election Form;

         (i) resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company.

         As soon as is reasonably practical, you shall mail or cause to be mailed to each (a) holder of record of (i) shares of Common Stock and/or (ii) securities of the Company exercisable for or convertible into shares of Common Stock as listed on Exhibit A hereto (the "Derivative Securities'), in either case, at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, Instructions as to Use of Subscription Rights Certificates, a Notice of Guaranteed Delivery, a Prospectus, a Letter to Record Holders, a Substitute Form W-9 and an envelope addressed to you, and (b) to each person who holds shares of Common Stock as a nominee for the beneficial owners thereof, a Letter to Brokers, Nominee Holder Certification and such number of copies of the Prospectus, Instructions as to Use of Subscription Rights Certificates, Notice of Guaranteed Delivery, Letter to Clients, Substitute Form W-9 and a Beneficial Owner Election Form as such nominees shall reasonably request. You will prepare and issue Subscription Certificates in the names of the holders of the Common Stock and the Derivative Securities of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.       SUBSCRIPTION PROCEDURE -

         (a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail, hand or overnight delivery), as Subscription Agent, of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, certified check, cashier's check, or bank draft drawn upon a U.S. bank or a U.S. postal money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs
         (b) and (c) below, mail to the subscriber's registered address on the books of the Company certificates representing the shares of Common Stock underlying each whole Right duly subscribed for (pursuant to the Basic Subscription Privilege and the Oversubscription Privilege) and furnish a list of all such information to the Company.

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         (b) As soon as practicable after the Expiration Date you shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to the Oversubscription Privilege and subject to the limits thereon. The Oversubscription Privilege may only be exercised by holders who purchase all of the shares of Common Stock that can be subscribed for under their Basic Subscription Privilege. The shares of Common Stock available for purchase under the Oversubscription Privilege will be those that have not been subscribed and paid for pursuant to the Basic Subscription Privilege (the "Remaining Shares"). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Oversubscription Privilege, each holder shall be allotted the number of additional shares of Common Stock subscribed for, subject to the limit on the holder's Oversubscription Privilege. If the aggregate number of shares of Common Stock subscribed for under the Oversubscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Oversubscription Privilege, subject to the limit on the holder's Oversubscription Privilege, shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction of which the numerator is the number of shares of Common Stock duly subscribed for by that participant under the Oversubscription Privilege and the denominator is the aggregate number of additional shares of Common Stock duly subscribed for by all participants under the Oversubscription Privilege.

         (c) Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Oversubscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

         (d) Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Oversubscription Privilege and assuming payment for the additional shares of Common Stock subscribed for has been delivered, you shall mail, as contemplated in subparagraph
         (a) above, the certificates representing the additional shares of Common Stock which the subscriber has been allotted. If a lesser number of shares of Common Stock is allotted to a subscriber under the Oversubscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the shares of Common Stock allotted pursuant to the Oversubscription Privilege are mailed.

         (e) Funds received by you pursuant to the Basic Subscription Privilege and the Oversubscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the shares of Common Stock purchased in the Rights Offering and refunding to subscribers any funds delivered for additional shares of Common Stock subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares of Common Stock sold in the Rights Offering.

5. SUBDIVISION, SALE OR TRANSFER OF RIGHTS - No subdivisions or transfers of Subscription Certificates shall be permitted.

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6.       DEFECTIVE EXERCISE OF RIGHTS; LOST SUBSCRIPTION CERTIFICATES - The
         Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to notify holders of Subscription Certificates of any defects or irregularities in subscriptions. Such subscriptions will not be deemed to have been duly made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with defects or irregularities which have not been cured or waived to the holders of the Rights evidenced by such Subscription Certificates. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing shares of Common Stock that you use in your capacity as transfer agent for the Company's Common Stock.

7. LATE DELIVERY - If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the shares of Common Stock being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a commercial bank or trust company having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares of Common Stock being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three American Stock Exchange ("AMEX") trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three AMEX trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8. DELIVERY - You shall deliver to the Company the exercised Subscription Certificates that you receive from subscribers in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights certificates representing the shares of Common Stock purchased at their registered addresses or as otherwise instructed on the reverse side of the Subscription Certificates.

9. REPORTS - You shall notify the Company by telephone on or before the close of business an each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three AMEX trading days after the Expiration Date) (a "daily notice"), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses
         (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first AMEX trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through
         (iii) above. At or before 10:00 a.m., New York City time, on the fifth AMEX trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

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10.      FUTURE INSTRUCTIONS - With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

                  Albert W. Van Ness, Jr.
                  Russell J. Reardon
                  Mark T. Carlesimo

11. PAYMENT OF EXPENSES - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $7,500 plus your reasonable out-of-pocket expenses.

12. COUNSEL - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

13. INDEMNIFICATION - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto (each, a "Claim"); provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own negligence, misconduct, bad faith or breach of contract or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder. In connection therewith:
         (i) in no case shall the Company be liable with respect to any Claim against you unless you shall have notified the Company in writing of the assertion of the Claim against you promptly after you shall have notice of a Claim or shall have been served with the summons or other legal process giving information as to the nature and basis of the Claim; provided, however, that your failure to notify the Company in the above manner will absolve the Company of liability only when such failure will result or has resulted in prejudice to the Company with respect to such Claim; (ii) the Company shall be entitled to control the defense of any suit brought to enforce any such Claim; and (iii) you agree not to settle or compromise any Claim with respect to which you may seek indemnification from the Company without the prior written consent of the Company. In no event shall the Company be liable for the fees and expenses of any additional counsel that you may retain.

14. NOTICES - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

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         (a)      If to the Company, to:

                        CD&L, Inc.
                        80 Wesley Street
                        South Hackensack, New Jersey  07606
                        Attention:  Mark T. Carlesimo
                        Telephone:  (201) 487-7740
                        Telecopy:  (201) 489-6974

         (b)      If to you, to:

                        American Stock Transfer & Trust Company
                        59 Maiden Lane
                        New York, N.Y. 10038
                        Attention: George Karfunkel
                        Telephone: (718) 921-8200
                        Telecopy: (718) 236-4588

15.      MISCELLANEOUS PROVISIONS -

         (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

         (c) This Agreement, and all matters arising directly or indirectly from this Agreement (collectively the "Agreement Matters"), shall be governed by and construed in accordance with the internal laws of the state of New Jersey applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. Each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the District of New Jersey or the Superior Court of New Jersey (and of the appropriate appellate courts therefrom) in connection with any suit, action or other proceeding arising out of or relating to this Agreement or any Agreement Matter, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and (iii) agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by Section 14 hereof.

         (d) The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or unenforceability of any term or provision hereof shall not affect the validity, legality or enforceability of this Agreement or of any term or provision hereof.

         (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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         (f) The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

         (g) Any facsimile signature of any party hereto shall constitute a legal, valid and binding execution hereof by such party.

         (h) Each party agrees to perform such further acts and execute such further documents as are necessary to effect the purposes of this Agreement.


         (This space intentionally left blank; signature page follows.)



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         IN WITNESS WHEREOF, the parties have executed this Subscription Agent
Agreement, as of the day and year first above written.

                                    CD&L, INC.


                                    By: ________________________________
                                    Name:
                                    Title:


                                    AMERICAN STOCK TRANSFER & TRUST COMPANY


                                    By: ________________________________
                                    Name:
                                    Title:




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                                    EXHIBIT A

                              DERIVATIVE SECURITIES







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